UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 16, 2024

National Research Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35929	47-0634000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1245 Q Street, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

(402) 475-2525
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$.001 Par Value Common Stock	NRC	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2024, Helen L. Hrdy was promoted to the position of Chief Customer Officer of National Research Corporation, a Delaware corporation (the “Company”).

On January 16, 2024, the Compensation and Talent Committee of the Board of Directors of the Company (the “Committee”) approved compensation packages for certain of the Company’s named executive officers. The compensation packages were approved in connection with the adoption of a three-year strategic growth plan and the hiring and promotion of individuals to serve as Chief Customer Officer, Chief Revenue Officer, Chief Corporate Development Officer, and Chief Product Technology Officer. The stock option grants and long-term cash incentives are intended to cover the entire three-year period for these individuals – no additional equity awards or long-term cash incentives are anticipated to be awarded to these individuals for periods prior to 2027.

Ms. Hrdy’s annual base salary was increased to $400,000, effective January 1, 2024.

Ms. Hrdy will receive an option to purchase 100,000 shares of the Company’s common stock, and Michael D. Hays will receive an option to purchase a number of shares of the Company’s common stock determined by dividing $63,700 by the closing price of the Company’s common stock on January 18, 2024 and then multiplying by three. Each of options will be granted effective January 19, 2024 and will vest upon achievement of a minimum total recurring contract value (“TRCV”) of $170 million measured as of December 31, 2026. The options will be granted under the 2006 Equity Incentive Plan, have exercise prices equal to the closing price of the Company’s common stock on January 18, 2024, and will be subject to termination, forfeiture, and acceleration provisions.

Under a short-term cash incentive plan, Ms. Hrdy is eligible to earn a cash bonus of up to $200,000 and Mr. Hays is eligible to earn a cash bonus of up to $63,700, upon attainment of certain TRCV goals measured as of December 31, 2024. The amount of the bonus may be reduced by the compensation committee if an adjusted EBITDA margin goal is not met.

Under a long-term cash incentive plan, Ms. Hrdy is eligible to earn a cash bonus based on TRCV measured as of December 31, 2026, subject to reduction by the compensation committee if an adjusted EBITDA margin goal is not met. The plan payout is zero if TRCV is below $170 million, and $2.0 million plus approximately $.105 per dollar of TRCV in excess of $170 million, with a maximum payout of approximately $8.6 million at TRCV of $233 million. Mr. Hays does not participate in this plan.

If Ms. Hrdy is terminated without cause or resigns for good reason prior to December 31, 2026, she will receive (i) salary continuation payments for one-year and (ii) a lump sum payment equal to the actual annual cash bonus earned for the year in which the termination of employment occurred, prorated for the number of days during the year served prior to termination as a percentage of the entire calendar year.

Item 7.01	Regulation FD Disclosure.

On January 17, 2024, the Company issued a press release announcing the promotion of Ms. Hrdy, as well as the appointment of Jason Hahn as Chief Revenue Officer, Christophe Louvion as Chief Product Technology Officer, and Andy Monnich as Chief Corporate Development Officer. A copy of the press release is attached to this report as Exhibit 99.

Messrs. Hahn, Louvion, and Monnich are eligible to receive compensation packages similar to the compensation of Ms. Hrdy described in Item 5.02 of this report.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

	EXHIBIT NUMBER	EXHIBIT DESCRIPTION

	99	National Research Corporation press release announcing appointment of executive officers.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The information contained in Items 7.01 and 9.01 of this report and the exhibits hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The information in Item 9.01 of this report and the exhibits hereto may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results or events may differ from those anticipated by forward-looking statements. Please refer to the paragraph at the end of the attached press release and various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risks, uncertainties, and other factors that may affect future results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RESEARCH CORPORATION
(Registrant)

Date: January 17, 2024	By:	/s/ Kevin R. Karas
Kevin R. Karas
Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary